Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-224989

PROSPECTUS

$100,000,000

Common Stock

We have entered into a sales agreement with Cowen and Company, LLC (“Cowen”) relating to shares of our common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time through Cowen acting as our agent.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “DRNA”. On May 11, 2018, the last reported sale price of our common stock on The NASDAQ Global Select Market was $14.46 per share.

Sales of our common stock, if any, under this prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Cowen is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Cowen for sales of common stock sold pursuant to the sales agreement will be an amount up to 3% of the gross proceeds of any shares of common stock sold under the sales agreement. In connection with the sale of the common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act of 1934, as amended.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page S-8 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Cowen

May 31, 2018

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ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under the shelf registration process, we may offer shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of the offering.

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this at-the-market sales agreement prospectus, which describes the specific details regarding this offering; and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this at-the-market sales agreement prospectus is inconsistent with the accompanying base prospectus, you should rely on this prospectus. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and Cowen has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Cowen is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus, the terms “Dicerna,” “Company,” “we,” “us,” “our” and similar terms refer to Dicerna Pharmaceuticals, Inc., a Delaware corporation, and its subsidiaries unless the context otherwise requires.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of Dicerna and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page S-8.

Overview

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative subcutaneously delivered ribonucleic acid (“RNA”) interference (“RNAi”)-based pharmaceuticals using our GalXCTM RNAi platform for the treatment of diseases involving the liver, including rare diseases, viral infectious diseases, chronic liver diseases and cardiovascular diseases. Within these therapeutic areas, we believe our GalXC RNAi platform will allow us to build a broad pipeline of therapeutics with commercially attractive pharmaceutical properties, including a subcutaneous route of administration, infrequent dosing (e.g., dosing that is monthly or quarterly, and potentially even less frequent), high therapeutic index, and specificity to a single target gene.

All of our GalXC drug discovery and development efforts are based on the therapeutic modality of RNAi, a highly potent and specific mechanism for silencing the activity of a targeted gene. In this naturally occurring biological process, double-stranded RNA molecules induce the enzymatic destruction of the messenger ribonucleic acid (“mRNA”) of a target gene that contains sequences that are complementary to one strand of the therapeutic double-stranded RNA molecule. The Company’s approach is to design proprietary double-stranded RNA molecules that have the potential to engage the enzyme Dicer and initiate an RNAi process to silence a specific target gene. Our GalXC RNAi platform utilizes a particular structure of double-stranded RNA molecules configured for subcutaneous delivery to the liver. Due to the enzymatic nature of RNAi, a single GalXC molecule incorporated into the RNAi machinery can destroy hundreds or thousands of mRNAs from the targeted gene.

The GalXC RNAi platform supports Dicerna’s long-term strategy to retain, subject to the evaluation of potential licensing opportunities as they may arise, a full or substantial ownership stake and to invest internally in diseases with focused patient populations, such as certain rare diseases. We see such diseases as representing opportunities that carry a relatively higher probability of success, with genetically and molecularly defined disease markers, high unmet need, a limited number of Centers of Excellence to facilitate reaching these patients, and the potential for more rapid clinical development programs. For more complex diseases with multiple gene dysfunctions and larger patient populations, we plan to pursue collaborations that can provide the enhanced scale, resources and commercial infrastructure required to maximize these prospects, such as the BI Agreement, as defined and discussed below.

Development Programs

In choosing which development programs to advance, we apply scientific, clinical, and commercial criteria that we believe allow us to best leverage our GalXC RNAi platform and maximize value. The Company is focusing its efforts on three priority therapeutic programs that currently have a Clinical Trial Application (“CTA”) filed, Investigational New Drug application (“IND”) filed or are in enabling studies in preparation to file additional regulatory clearances to initiate clinical trials. The Company is also focusing its efforts on a series of programs in the clinical candidate selection stage that may be elevated into IND/CTA enabling studies in the future, either on our own or in collaboration with larger pharmaceutical companies. Our three priority programs are: DCR-PHXC for the treatment of primary hyperoxaluria (“PH”); a program for an undisclosed rare disease; and DCR-HBVS for the treatment of chronic hepatitis B virus (“HBV”) infection. Our programs in clinical candidate selection include a program for the treatment of hypercholesterolemia, for which DCR-PCSK9 has been selected as a provisional clinical candidate, and multiple programs targeting undisclosed targets in chronic liver diseases, cardiovascular diseases and additional rare diseases. In October 2017, we filed a CTA for our lead GalXC product candidate, DCR-PHXC, with the Medicines and Healthcare products Regulatory Agency (“MHRA”) in the United Kingdom (“UK”), and in December 2017, we dosed the first human in the Group A portion of the Phase 1 clinical trial of DCR-PHXC. On March 30, 2018, we received a notice from the United States (“U.S.”) Food and Drug Administration (“FDA”) indicating that our proposed clinical investigation for DCR-PHXC referenced in our IND may proceed. We have received regulatory and ethical approvals for the trial in the UK, France and Germany. A CTA has been submitted and is pending approval in the Netherlands. We expect to file for additional regulatory clearance for our programs in 2018 and 2019.

The table below sets forth the state of development of our various GalXC RNAi platform product candidates as of May 11, 2018.

Our current GalXC RNAi platform development programs are as follows:

•	Primary Hyperoxaluria. We are developing DCR-PHXC for the treatment of all types of PH. PH is a family of rare inborn errors of metabolism in which the liver produces excessive levels of oxalate, which in turn causes damage to the kidneys and to other tissues in the body. DCR-PHXC is currently being investigated in a Phase 1 clinical trial called PHYOX. In preclinical models of PH, DCR-PHXC reduces oxalate production to near-normal levels, ameliorating the disease condition.

We have submitted CTAs for the PHYOX study in the UK, France and Germany and have received the appropriate regulatory and ethical approvals. A CTA has been submitted and is pending approval in the Netherlands. On March 30, 2018, we received a notice from the U.S. FDA indicating that our proposed clinical investigation for DCR-PHXC referenced in our IND may proceed. We have completed dosing of all normal healthy volunteers (“NHV”) in the Group A portion of the study. While the study is still blinded toward treatment assignment, there have been no discontinuations and no serious adverse events. There have been two mild-to-moderate transient injection site reactions lasting up to a total of 36 hours at the highest doses of 6 and 12 mg/kg. With the completion of the Group A portion of the study in NHVs, we have started on the Group B portion of the study and have dosed the first PH patient with DCR-PHXC. The FDA has also granted orphan drug designation to DCR-PHXC for the treatment of PH. PHYOX is a Phase 1 single ascending-dose study of DCR-PHXC in NHVs and patients with PH. The study is divided into two groups: Group A is a placebo-controlled, single-blind, single center study, which has enrolled 25 NHVs; Group B is an open-label, multi-center study enrolling up to 16 patients with PH type 1 (“PH1”) and PH type 2 (“PH2”). The primary objective of the study is to evaluate the safety and tolerability of single doses of DCR-PHXC in both groups. Secondary objectives are to characterize the pharmacokinetics of single doses of DCR-PHXC in NHVs and patients with PH, and to evaluate the pharmacodynamic effects of single doses of DCR-PHXC on biochemical markers including, but not limited to, changes in urine oxalate concentrations. We hope to achieve clinical proof-of-concept (“POC”) results in the second half of 2018. Additionally, we expect to initiate a multi-dose Phase 2/3 study in the first quarter of 2019, pending positive POC data and regulatory feedback.

To facilitate DCR-PHXC development, we have completed our Primary HYperoxaluria Observational Study (“PHYOS”), an international, multicenter, observational study in patients with a genetically confirmed diagnosis of PH1. PHYOS collected data on key biochemical parameters implicated in the pathogenesis of PH1. We are using the data to better understand the baseline PH1 disease state, which will help guide long-term drug development plans. In July 2017, at the 12th International Workshop on Primary Hyperoxaluria for Professionals, Patients and Families in Tenerife, Spain, we reported interim data from the study’s 20 enrolled patients with a median age at screening of 21 years (range 12-61 years). The patients had been diagnosed at a median age of 7 years (range 1-59 years), and 14 patients (74%) had a medical history of renal stones. Over the six-month observation period, the variability (coefficient of variation) between 24-hour urine measurements of oxalate at different time points was 28%. Our clinical team is using these data to design clinical studies using 24-hour urinary oxalate excretion as a surrogate marker for clinical benefit. We expect to publish data from PHYOS in 2018.

•	An undisclosed rare disease involving the liver. We are developing a GalXC-based therapeutic, targeting a liver-expressed gene involved in a serious rare disease. For competitive reasons, we have not yet publicly disclosed the target gene or disease. We have selected this target gene and disease based on criteria that include having a strong therapeutic hypothesis, a readily-identifiable patient population, the availability of a potentially predictive biomarker, high unmet medical need, favorable competitive positioning and what we believe is a rapid projected path to approval. The disease is a genetic disorder, where mutations in the disease gene lead to the production of an abnormal protein. The protein causes progressive liver damage and fibrosis, in some cases leading to cirrhosis and liver failure, and we believe that silencing of the disease gene will prevent production of the abnormal protein and thereby slow or stop progression of the liver fibrosis. Greater than 100,000 people in the U.S. are believed to be homozygous (i.e. having identical pairs of genes for any given pair of hereditary characteristics) for the mutation that causes the liver disease, and at least 20% of those people, and potentially a significantly higher fraction, are believed to have liver-associated disease as a consequence. We are seeking a risk-sharing collaborator for this program before we file regulatory clearances to initiate a clinical trial, which we expect to be prepared to file in the second half of 2018.

•	Chronic Hepatitis B Virus infection. We have declared a GalXC RNAi platform-based product candidate for the treatment of HBV, DCR-HBVS, and are conducting formal non-clinical development studies. We expect to file regulatory clearances to initiate a clinical trial during the fourth quarter of 2018. Current therapies for HBV rarely lead to a long-term immunological cure as measured by the clearance of HBV surface antigen (“HBsAg”) and sustained HBV deoxyribonucleic acid (“DNA”) suppression in patient plasma or blood. DCR-HBVS targets HBV messenger RNA, and leads to greater than 99% reduction in circulated HBsAg in mouse models of HBV infection. Based on these preclinical studies, and only if we receive appropriate regulatory approval to begin human clinical trials, we hope to determine the potential of DCR-HBVS to reduce HBsAg and HBV DNA levels in the blood of HBV patients in a commercially attractive subcutaneous dosing paradigm.

•	Hypercholesterolemia (PCSK9 targeted therapy). We are using our GalXC RNAi platform to develop a therapeutic that targets the PCSK9 gene for the treatment of hypercholesterolemia. The Company has selected a provisional clinical candidate for the program, but is continuing to explore ways to further optimize the program. PCSK9 is a validated target for hypercholesterolemia, and there are FDA-approved therapies targeting PCSK9 that are based on monoclonal antibody technology. Based on preclinical studies, we believe that our GalXC RNAi platform has the potential to produce a PCSK9-targeted therapy with attractive commercial properties, such as small subcutaneous injection volumes and less frequent dosing.

•	Additional pipeline programs. We have developed a robust portfolio of additional targets and diseases that we plan to pursue either on our own or in collaboration with partners. We have applied our GalXC technology to multiple gene targets across our disease focus areas of rare diseases, chronic liver diseases and cardiovascular diseases. Pursuant to our strategy, we are seeking collaborations with larger pharmaceutical companies to advance our programs in the areas of chronic liver diseases and cardiovascular diseases. Both these disease areas represent large and diverse patient populations, requiring complex clinical development and commercialization paths that we believe can be more effectively pursued in collaboration with larger pharmaceutical companies. For our additional rare diseases, we are continuing to assess their potential for clinical success and market opportunity while optimizing our GalXC molecules. For our additional pipeline programs (including PCSK9), we may utilize more advanced versions of our GalXC technology that further improve pharmaceutical properties of the GalXC molecules, including enhancing the duration of action and potency. We have further optimized our GalXC technology platform, enabling the development of next generation GalXC molecules. Improvements to our GalXC compound include modification of the tetraloop end of the molecule, which can be applied to any target gene, resulting in a substantially longer duration of action in animal models across multiple targets. Modification of the tetraloop only impacts the passenger strand and does not impact the guide strand. These modifications are unique to our GalXC molecules and, we believe, provide a competitive advantage for the Company.

In addition to the GalXC development programs outlined above, we are party to a collaborative research and license agreement with Boehringer Ingelheim International GmbH (“BI”) (the “BI Agreement”), pursuant to which the Company and BI jointly research and develop product candidates for the treatment of chronic liver diseases, with an initial focus on nonalcoholic steatohepatitis (“NASH”) using our GalXC platform. NASH is caused by the buildup of fat in the liver, potentially leading to liver fibrosis and cirrhosis. NASH has an especially high prevalence among obese and diabetic patients and is an area of high unmet medical need. The BI Agreement is for the development of product candidates against one target gene with an option for BI to add the development of product candidates that target a second gene. We are working exclusively with BI to develop the product candidates against the undisclosed target gene. We are responsible for the discovery and initial profiling of the product candidates, including primary pre-clinical studies, synthesis, and delivery. BI is responsible for evaluating and selecting the product candidates for further development. If BI selects one or more product candidates, it will be responsible for further pre-clinical development, clinical development, manufacturing and commercialization of those products. Also pursuant to the BI Agreement, we granted BI a worldwide license in connection with the research and development of the product candidates and will transfer to BI intellectual property rights of the product candidates selected by BI for clinical development and commercialization. We also may provide assistance to BI in order to help BI further develop selected product candidates. Pursuant to the BI Agreement, BI agreed to pay us a non-refundable upfront payment of $10.0 million for the first target. During the term of the research program, BI will reimburse us the cost of materials and third-party expenses that have been included in the preclinical studies up to an agreed-upon limit. We are eligible to receive up to $191.0 million in potential development and commercial milestones related to the initial target. We are also eligible to receive royalty payments on potential global net sales, subject to certain adjustments, tiered from high single digits up to low double-digits. BI’s option to add a second target would provide for an option fee payment and success-based development and commercialization milestones and royalty payments to us.

We are party to a collaboration for our early generation of non-GalXC Dicer Substrate RNAi technology against two targets, the KRAS oncogene and an additional undisclosed gene, with the global pharmaceutical company Kyowa Hakko Kirin Co., Ltd. (“KHK”), to use for development in oncology and formulated using KHK’s proprietary drug delivery system. KHK has provided us with notice of termination related to the non-KRAS program, and we expect that KHK will provide formal notice of termination related to the KRAS program.

We also have developed a wholly owned clinical candidate, DCR-BCAT, targeting the ß-catenin oncogene. DCR-BCAT is based on an extended version of our earlier generation non-GalXC Dicer Substrate RNAi technology and is delivered by our lipid nanoparticle tumor delivery system, EnCoreTM. We plan to out-license, spin out or seek external funding to advance the DCR-BCAT opportunity, given our focus on our GalXC platform-based programs.

Our executive management team has extensive experience in the biopharmaceutical industry. In addition, various members of our management team and our board of directors have contributed to the progress of the RNAi field through their substantial involvement in companies such as Cephalon Inc., Genta Inc., GlaxoSmithKline plc, Pfizer Inc., Sanofi S.A (“Sanofi”), Sirna Therapeutics, Inc. (“Sirna”), and other companies. Our co-founder and chief executive officer, Douglas M. Fambrough III, Ph.D., was a lead venture capital investor and board member of Sirna, an early RNAi company acquired by Merck & Co., Inc. (“Merck”) in 2006 for $1.1 billion. He played a pivotal role in the restructuring of Ribozyme Pharmaceuticals into Sirna, the management of the company as a member of its Board of Directors, and the execution of its 2006 acquisition by Merck.

Our Corporate Information

We were incorporated in Delaware in October 2006. Our principal executive offices are located at 87 Cambridgepark Drive, Cambridge, MA 02140, and our main telephone number is (617) 621-8097. Additional information can be found on our website, at dicerna.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at sec.gov and our website at dicerna.com. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus and should not be considered part of this prospectus.

For additional information about our Company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

THE OFFERING

Common stock offered by us	Shares having an aggregate offering price of up to $100,000,000.

Common stock to be outstanding after this offering	Up to 6,915,629 shares, assuming the sale of $100,000,000 of shares at a sales price of $14.46 per share, which was the closing price on The NASDAQ Global Select Market on May 11, 2018. The actual number of shares issued and outstanding will vary depending on the sales price under this offering.

Manner of offering	“At-the-market” offering that may be made from time to time through our sales agent, Cowen. See “Plan of Distribution” on page S-15 of this prospectus.

Use of proceeds	We currently intend to use the net proceeds from this offering, if any, for research and development activities, general corporate purposes, capital expenditures and working capital. See “Use of Proceeds” on page S-12 of this prospectus.

NASDAQ Global Select Market symbol	“DRNA”

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors that you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock shown above to be outstanding immediately following this offering is based on 52,821,624 shares outstanding as of May 11, 2018 and excludes:

•	85,703 shares of our common stock issuable upon the exercise of outstanding warrants as of May 11, 2018, at an exercise price of $7.00 per share;

•	2,198 shares of our common stock issuable upon the exercise of outstanding warrants as of May 11, 2018, at an exercise price of $250.00 per share;

•	7,264,991 shares of our common stock issuable upon the exercise of outstanding options as of May 11, 2018, at a weighted average exercise price of $8.65 per share; and

•	1,750,471 shares of our common stock available for future issuance pursuant to our existing stock incentive plans as of May 11, 2018.

RISK FACTORS

We face a variety of significant and diverse risks, many of which are inherent in our business. You should carefully consider the risks described under the caption “Risk Factors” in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision. In addition to such other risks, set forth below are risks related to this offering. The occurrence of any of the risks set forth above or below could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. Other risks and uncertainties that we do not now consider to be material or of which we are not now aware may become important factors that affect us in the future. You should carefully consider the risks and uncertainties described below and in the documents incorporated by reference herein before deciding to invest in our common stock.

Additional Risks Related to This Offering

We have broad discretion in the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for the Company.

Investors in this offering will experience immediate and substantial dilution in the net tangible book value per share of the common stock they purchase.

Since the price per share of our common stock being offered is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering. In addition, we have a significant number of options outstanding. If the holders of these options exercise such options, you may incur further dilution.

Our stockholders may experience significant dilution as a result of future equity offerings and exercise of outstanding options.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

In addition, we have a significant number of securities convertible into, or allowing the purchase of, our common stock. As of May 11, 2018, 1,750,471 shares of common stock were reserved for future issuance under our stock incentive plans. As of that date, there were also options to purchase 7,264,991 shares of our common stock outstanding and warrants to purchase 87,901 shares of our common stock outstanding. The exercise of outstanding options or warrants having an exercise price per share that is less than the offering price per share in this offering will increase dilution to investors in this offering.

Future sales of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. As of May 11, 2018, we had 52,821,624 shares of common stock outstanding, all of which shares, other than shares held by our directors and certain officers, were eligible for sale in the public market, subject in some cases to compliance with the requirements of Rule 144, including the volume limitations and manner of sale requirements. In addition, shares of common stock issuable upon exercise of outstanding options and shares reserved for future issuance under our stock incentive plans will become eligible for sale in the public market to the extent permitted by applicable vesting requirements and subject in some cases to compliance with the requirements of Rule 144.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “project,” “continue,” “potential,” “ongoing,” “goal,” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	how long we expect to maintain liquidity to fund our planned level of operations and our ability to obtain additional funds for our operations;

•	the initiation, timing, progress and results of our research and development programs, preclinical studies, any clinical trials and IND, CTA, New Drug Application (“NDA”) and other regulatory submissions;

•	our ability to identify and develop product candidates for treatment of additional disease indications;

•	our or a collaborator’s ability to obtain and maintain regulatory approval of any of our product candidates;

•	the rate and degree of market acceptance of any approved product candidates;

•	the commercialization of any approved product candidates;

•	our ability to establish and maintain additional collaborations and retain commercial rights for our product candidates in the collaborations;

•	the implementation of our business model and strategic plans for our business, technologies and product candidates;

•	our estimates of our expenses, ongoing losses, future revenue and capital requirements;

•	our ability to obtain and maintain intellectual property protection for our technologies and product candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	our reliance on third parties to conduct our preclinical studies or any clinical trials;

•	our reliance on third party suppliers and manufacturers to supply the materials and components for, and manufacture, our research and development, preclinical and clinical trial drug supplies;

•	our ability to attract and retain qualified key management and technical personnel;

•	our dependence on our existing collaborator, BI, for developing, obtaining regulatory approval for and commercializing product candidates in the collaboration;

•	our receipt and timing of any milestone payments or royalties under our research collaboration and license agreement with BI or any future arrangements with any other collaborators;

•	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act;

•	our financial performance; and

•	developments relating to our competitors or our industry.

These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In evaluating such forward-looking statements, you should specifically consider various factors that may cause actual results to differ materially from current expectations, including the risks outlined under the heading “Risk Factors” contained in this prospectus and any related free writing prospectus, and in any other documents incorporated herein or therein (including in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act). Any forward-looking statement in this prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus also contains estimates, projections and other information concerning our industry, our business and the markets for certain drugs, including data regarding the estimated size of those markets, their projected growth rates and the incidence of certain medical conditions. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

USE OF PROCEEDS

The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under, or fully utilize, the sales agreement with Cowen as a source of financing.

We currently intend to use the net proceeds from this offering, if any, for preclinical studies and clinical trials, with the remainder of any net proceeds from sales of securities being used for continued technology platform development, working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products or technologies that are complementary to our own. We regularly consider such opportunities but are not currently negotiating any such transactions. The amount and timing of these expenditures will depend on a number of factors, such as the timing, scope, progress and results of our research and development efforts, the timing and progress of any partnership efforts, and the competitive environment for our product candidates.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering, if any. As a result, our management will have broad discretion regarding the timing and application of the net proceeds from this offering. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

DILUTION

If you invest in our common stock, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of March 31, 2018 was approximately $87,886,000 or $1.70 per share of our common stock. Net tangible book value per share as of March 31, 2018 is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding as of March 31, 2018.

After giving effect to the sale of $100,000,000 of shares of our common stock in this offering at an assumed offering price of $14.46 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on May 11, 2018, and after deducting estimated offering commissions and expenses payable by us, our as adjusted net tangible book value would have been approximately $184,613,550, or approximately $3.15 per share of common stock, as of March 31, 2018. This represents an immediate increase in net tangible book value of approximately $1.45 per share to existing stockholders and an immediate dilution of approximately $11.31 per share to investors in this offering. The following table illustrates this calculation on a per share basis.

Assumed public offering price per share		$14.46
Net tangible book value per share as of March 31, 2018	$1.70
Increase in net tangible book value per share attributable to this offering	$1.45

As adjusted net tangible book value per share as of March 31, 2018, after giving effect to this offering		$3.15
Dilution per share to new investors purchasing shares in this offering		$11.31

The table above assumes for illustrative purposes that an aggregate of 6,915,629 shares of our common stock are sold at a price of $14.46 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on May 11, 2018, for aggregate gross proceeds of $100,000,000. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $14.46 per share shown in the table above, assuming $100,000,000 of shares of our common stock is sold at that price, would increase our adjusted net tangible book value per share after the offering to $3.17 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $12.29 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $14.46 per share shown in the table above, assuming $100,000,000 of shares of our common stock is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $3.12 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $10.34 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The number of shares of common stock shown above to be outstanding immediately following this offering is based on 51,781,429 shares outstanding as of March 31, 2018 and excludes:

•	85,703 shares of our common stock issuable upon the exercise of outstanding warrants as of March 31, 2018, at an exercise price of $7.00 per share;

•	2,198 shares of our common stock issuable upon the exercise of outstanding warrants as of March 31, 2018, at an exercise price of $250.00 per share;

•	7,171,978 shares of our common stock issuable upon the exercise of outstanding options as of March 31, 2018, at a weighted average exercise price of $8.67 per share; and

•	1,900,471 shares of our common stock available for future issuance pursuant to our existing stock incentive plans as of March 31, 2018.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock. The exercise of outstanding options and warrants having an exercise price per share that is less than the offering price per share in this offering will increase dilution to investors in this offering.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen under which we may issue and sell from time to time up to $100,000,000 of our common stock through Cowen as our sales agent. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on The Nasdaq Global Select Market or any other trading market for our common stock. If authorized by us in writing, Cowen may purchase shares of our common stock as principal.

Cowen will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our common stock being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s discretion at any time.

The aggregate compensation payable to Cowen as sales agent equals up to 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement. We have also agreed to reimburse Cowen up to $50,000 of Cowen’s actual outside legal expenses incurred by Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $272,450.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Cowen will provide written confirmation to us following the close of trading on The Nasdaq Global Select Market on each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

To the extent any sales are made, we will report at least quarterly the number of shares of common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, Cowen may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes our common stock.

Our common stock is listed on The Nasdaq Global Select Market and trades under the symbol “DRNA.” The transfer agent of our common stock is American Stock Transfer & Trust Company, LLC.

Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

In addition, in the ordinary course of its business activities, Cowen and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Cowen and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sidley Austin LLP, Palo Alto, California. Cowen is being represented in connection with this offering by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus and the applicable prospectus supplement. This prospectus and the applicable prospectus supplement do not contain all of the information set forth in the registration statement and its exhibits and schedules in accordance with SEC rules and regulations. For further information with respect to us and the securities being offered by this prospectus and the applicable prospectus supplement, you should read the registration statement, including its exhibits and schedules. Statements contained in this prospectus and the applicable prospectus supplement, including documents that we have incorporated by reference, as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the registration statement or any other such document, each such statement is qualified in all respects by reference to the corresponding exhibit. You should review the complete contract or other document to evaluate these statements. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database or our website, or at the offices of the SEC, where they may be examined without charge at the Public Reference Room, at the address listed below, or obtained upon payment of the prescribed fees.

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at sec.gov and read and copy them at the SEC’s Public Reference Room at 100 F Street N.E., Washington, DC 20549 (information on operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330).

We also make these documents available on our website at dicerna.com. Our website and the information contained or connected to our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it part of this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules permit us to incorporate information by reference in this prospectus and the applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and the applicable prospectus supplement, except for information superseded by information contained in this prospectus or the applicable prospectus supplement itself or in any subsequently filed incorporated document. This prospectus and the applicable prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (Commission File No. 001-36281), other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition.

•	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 8, 2018, as amended;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2018, filed with the SEC on May 14, 2018;

•	Current Reports on Form 8-K, filed with the SEC on April 23, 2018 and April 26, 2018 (Items 1.01 and 3.02 only);

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2018; and

•	the description of our Common Stock contained in our Registration Statement on Form 8/A, dated January 28, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus and such applicable prospectus supplement to the extent that a statement contained in this prospectus or such applicable prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus and such applicable prospectus supplement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or such applicable prospectus supplement.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus and the applicable prospectus supplement.

Prospective investors may obtain documents incorporated by reference in this prospectus and the applicable prospectus supplement by requesting them in writing or by telephone from us at our executive offices at:

Dicerna Pharmaceuticals, Inc.

87 Cambridgepark Drive

Cambridge, MA 02140

(617) 621-8097

Attention: Investor Relations and Corporate Communications

$100,000,000

Common Stock

PROSPECTUS

Cowen

May 31, 2018